ATLANTIC AMERICAN CORPORATION REPORTS SHARE BUYBACK

ATLANTA, Georgia, November 21, 2011 - Atlantic American Corporation (Nasdaq-AAME) today announced that it had acquired 1,125,274 shares of its common stock (approximately 5% of its current shares outstanding) in a privately negotiated transaction with an individual shareholder.  Total consideration for the purchase was $1,750,000, or approximately $1.56 per share.  The Company’s book value per common share at September 30, 2011 was $3.97.  On a pro-forma basis, after giving effect to the acquisition of the shares, the Company’s book value per common share at September 30, 2011 would have been $4.09.

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release may contain forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505